Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-253172) pertaining to the 2021 Omnibus Incentive Plan of loanDepot, Inc. of our report dated March 15, 2021, with respect to the consolidated financial statements of loanDepot, Inc., included in this Annual Report (Form 10-K/A) of loanDepot, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Los Angeles, California
March 26, 2021